Exhibit 99.1

Atossa Genetics Reports Third Quarter 2013 Results and Provides Company Update

Announces Second Common Stock Purchase Agreement with Aspire Capital for up to $25 Million

Seattle, November 12, 2013 — Atossa Genetics, Inc. (NASDAQ: ATOS), the Breast Health Company™, today announced third quarter 2013 financial results and recent corporate developments, including a new common stock purchase agreement with Aspire Capital, LLC, for the sale of up to $25 million in common stock over the next 30 months. The previous agreement with Aspire Capital, under which the Company raised $11.3 million in equity funding, has been terminated by mutual agreement of the parties. This new agreement provides increased funding and more flexible terms for the Company.

Key aspects of the agreement with Aspire Capital include:

•	$2,000,000 in milestone funding tied to the submission and clearance of a new 510(k);
•	Helps the Company access equity funding on fair and reasonable terms;
•	Company controls the timing and amount of sales of common stock to Aspire Capital;
•	Aspire Capital cannot require the Company to make sales, but is obligated to make purchases as the Company directs in accordance with the terms of the agreement; and
•	No limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages.

“With cash and cash equivalents of $7.7 million on our balance sheet at the end of the third quarter and a new financing agreement in place with Aspire Capital, we believe we are well positioned going into 2014,” stated Dr. Steven C. Quay, Chairman, CEO & President. “We are addressing the FDA’s regulatory requirements so that we can resume the national roll out of the ForeCYTE test at the earliest possible date and we look forward to our pre-510(k) submission meeting this Thursday.” Dr. Quay added, “Aspire Capital has become an important and trusted financial partner. We appreciate their continued confidence in the future of Atossa Genetics and the value in our breast health products and services.”

Dawson James Securities, Inc. was the placement agent in connection with the new agreement with Aspire Capital. A more complete and detailed description of the transaction is set forth in the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission.

Third Quarter 2013 Financial Results

Total revenues for the three months ended September 30, 2013, were $76,597, consisting of $72,187 of diagnostic service revenue and $4,410 in product sales. This compares to total revenues of $105,576 for the three months ended September 30, 2012. The decrease in total revenues for the third quarter versus the prior year third quarter mainly resulted from new programs to increase early adoption of the Company’s tests by increasing the number of complimentary kits and test services, and we provided discounted test services. These programs resulted in a 52% increase from the second quarter of 2013 to the third quarter of 2013 in the overall number of doctors sending in specimens to Atossa’s laboratory and a 12% increase in the number of specimens sent to Atossa’s laboratory in the same period.

Gross profit for the three months ended September 30, 2013, was $50,659 versus gross profit of $90,499 for the quarter ended September 30, 2012. The decrease in gross profits primarily reflects the lower revenue in the third quarter of 2013.

Total operating expenses were $3.6 million for the three months ended September 30, 2013, consisting of G&A expenses of $2.9 million, research and development expenses of $321,111 and selling expenses of $373,418. This compares to total operating expenses of $1.2 million for the three months ended September 30, 2012, consisting of G&A expenses of $590,359, research and development expenses of $548,108 and selling expenses of $87,704. The increase in operating expenses from the third quarter of 2012 to the third quarter of 2013 is mainly attributable to the $2.3 million increase in G&A expenses.

Selling expenses increased $285,714 from the third quarter of 2012 to the third quarter of 2013 as a result of hiring additional sales and marketing personnel, incurring additional marketing expenses and adding to the Company’s distributors for the national launch of the ForeCYTE test. Research and development expenses decreased by $226,997 from the third quarter of 2012 to the third quarter of 2013 as a result of substantial completion of the development of the ForeCYTE test and ArgusCYTE test in 2012 and Atossa’s focus in 2013 on the national launch of ForeCYTE.

Net loss for the quarter ended September 30, 2013, was $3.5 million, or $0.22 per share, compared with net loss of $1.1 million, or $0.10 per share, for the third quarter ended September 30, 2012. The increase in net loss was primarily attributable to an increase in general and administrative expense, including increased expenses related to the national launch of the ForeCYTE test.

At September 30, 2013, Atossa Genetics had cash and cash equivalents of $7.7 million versus $1.7 million at December 31, 2012.

Corporate Developments

•	Commenced the voluntary recall of the MASCT System and ForeCYTE Breast Health Test

•	Recorded a loss contingency as of September 30, 2013, of $402,840 related to the estimated costs of the recall, including the estimated costs of pursuing the additional 510(k) clearance

•	Scheduled a pre-510(k) submission meeting with the FDA for November 14, 2013

•	Signed a national distribution agreement with McKesson Medical-Surgical

•	Continue to be under contract with key distributors

•	Gregory L. Weaver joined the Board of Directors and the Audit Committee, bringing many years of successful life sciences financial experience

•	Advancing development of the NextCYTE test and other products in our pipeline

Conference Call Information

Management will host a conference call today, November 12, 2013, at 4:45 pm Eastern Time to review only the financial results, the new financing facility and our pipeline. To listen to the call by phone, interested parties within the U.S. may dial 866-652-5200 or 412-317-6060 for international callers. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at http://services.choruscall.com/links/atossa131107.html.

A replay of the call will be available one hour after the end of the call through December 12, 2013, and can be accessed via Atossa’s website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international). The replay conference ID number is10036358.

About Atossa Genetics

Atossa Genetics, Inc. is focused on proprietary products and services related to breast health through the commercialization of medical devices and, through its wholly-owned subsidiary, The National Reference Laboratory for Breast Health, Inc., laboratory services and tests. For additional information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions by the FDA, the outcome or timing of regulatory clearances needed by Atossa to sell its products, responses to regulatory matters, Atossa's ability to continue to manufacture and sell its products, recalls of products, the efficacy of Atossa's products and services, the market demand for and acceptance of Atossa's products and services, performance of distributors, estimated future expenses and cash needs, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation, its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Contact:

Atossa Genetics, Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

Kyle.Guse@atossagenetics.com

MBS Value Partners

Matthew D. Haines (Investors and Media)

Managing Director

(O) 212-710-9686

Matt.Haines@mbsvalue.com

ATOSSA GENETICS INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets

Current Assets
Cash and cash equivalents	$7,693,561	$1,725,197
Accounts receivable, net	299,338	141,665
Prepaid expense	559,386	122,633
Retainers (deposits)	43,160	-
Total Current Assets	8,595,445	1,989,495

Fixed Assets
Furniture and equipment, net	443,272	159,967
Total Fixed Assets	443,272	159,967

Other Assets
Security deposit	36,446	36,447
Intangible assets, net	4,407,058	4,640,224
Total Other Assets	4,443,504	4,676,671

Total Assets	$13,482,221	$6,826,133

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$31,131	$68,217
Accrued expenses	1,069,759	1,374,385
Deferred rent	60,753	-
Payroll liabilities	357,489	207,996
Contingent liabilities	402,840	-
Other current liabilities	20,300	-
Total Current Liabilities	1,942,272	1,650,598

Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 17,444,824 and 12,919,367 shares issued and outstanding	17,445	12,919
Additional paid-in capital	29,281,396	14,894,522
Accumulated deficit	(17,758,892)	(9,731,906)
Total Stockholders' Equity	11,539,949	5,175,535

Total Liabilities and Stockholders' Equity	$13,482,221	$6,826,133

ATOSSA GENETICS INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For The Nine Months Ended September 30,		From April 30, 2009 (Inception) Through September 30,
	2013	2012	2013	2012	2013

Revenue
Diagnostic testing service	$72,187	$104,011	$361,905	$376,696	$837,307
Product sales	4,410	1,565	223,440	6,690	231,380
Total Revenue	76,597	105,576	585,345	383,386	1,068,687

Cost of Revenue
Diagnostic testing service	25,938	9,000	75,893	29,985	111,638
Product sales	-	-	238,669	-	243,833
Total Cost of Revenue	25,938	9,000	314,562	29,985	355,471

Loss on reduction of inventory to LCM	-	6,077	-	29,884	121,910

Gross Profit	50,659	90,499	270,783	323,517	591,306

Selling expenses	373,418	87,704	965,383	281,971	1,605,259
Research and development expenses	321,111	548,108	731,258	1,508,944	4,288,644
General and administrative expenses	2,858,027	590,359	6,600,819	1,896,254	12,423,155
Total operating expenses	3,552,556	1,226,171	8,297,460	3,687,169	18,317,058

Operating Loss	(3,501,897)	(1,135,672)	(8,026,677)	(3,363,652)	(17,725,752)

Interest income	53	46	53	1,219	6,641
Interest expense	1	7,756	360	11,816	39,531

Net Loss before Income Taxes	(3,501,845)	(1,143,382)	(8,026,984)	(3,374,249)	(17,758,642)

Income Taxes	-	-	-	-	250

Net Loss	$(3,501,845)	$(1,143,382)	$(8,026,984)	$(3,374,249)	$(17,758,892)

Loss per common share - basic and diluted	$(0.22)	$(0.10)	$(0.55)	$(0.30)	$(1.95)
Weighted average shares outstanding, basic & diluted	15,830,033	11,256,867	14,697,221	11,256,867	9,127,656